Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------
      PCAOB REGISTERED


August 7, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   Fresca Worldwide Trading Corporation

Dear Sirs:

We were previously the principal auditors for Fresca Worldwide Trading Corporation and we reported on the financial statements of Fresca Worldwide Trading Corporation for the period from inception, December 29, 2003 to August 6, 2009. We have read Fresca Worldwide Trading Corporation's statements under Item 4 of its Form 8-K, dated August 7, 2009, and we agree with such statements.

For the most recent fiscal period through to August 7, 2009, there have been no disagreements between Fresca Worldwide Trading Corporation and Moore & Associates, Chtd. On any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates, Chartered
    Las Vegas, Nevada


            6490 West Desert Inn Road, Las Vegas, NV 89146
                  (702) 253-7499 Fax (702) 253-7501

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